Exhibit 99.1

NRG Energy, Inc. Provides Greater Clarity on the South Texas Nuclear Development Project (STP 3&4)

NRG to host an investor call at 5pm EST tonight

PRINCETON, NJ; April 19, 2011— Recognizing the diminished prospects for the South Texas Project nuclear development project as a result of the ongoing nuclear incident in Japan, NRG Energy, Inc. (NYSE: NRG) today announced it will write down its investment in the development of South Texas Project units 3&4. NRG further announced that, while it will cooperate with and support its current partners and any prospective future partners in attempting to develop STP 3&4 successfully, NRG will not invest additional capital in the STP development effort.

“The tragic nuclear incident in Japan has introduced multiple uncertainties around new nuclear development in the United States which have had the effect of dramatically reducing the probability that STP 3&4 can be successfully developed in a timely fashion,” said David Crane, President and CEO of NRG. “We continue to believe both in the absolute necessity of a U.S. nuclear renaissance and that STP 3&4 is the best new nuclear development project in the country bar none. However, the extraordinary challenges facing U.S. nuclear development in the present circumstance and the very considerable financial resources expended by NRG on the project over the past five years make it impossible for us to justify to our shareholders any further financial participation in the development of the STP project.”

As a result, NRG expects to record a first-quarter 2011 pretax charge of approximately $481 million, for the impairment of all of the net assets of Nuclear Innovation North America (NINA), the Company’s nuclear development joint venture with Toshiba American Nuclear Energy Corp. (TANE). The write down consists of $331 million of NINA net assets funded by NRG along with $150 million of net investment contributed by TANE.

As previously announced last month, NINA suspended indefinitely all detailed engineering work and other pre-construction activities and, as a result, dramatically reduced the project workforce. NINA, going forward, will be focused solely on securing a combined operating license from the NRC and on obtaining a loan guarantee from the U.S. Department of Energy, two assets that are absolutely essential to the success of any future project development. TANE will be responsible for funding ongoing costs to continue the licensing process. In concurrence with the substantial reduction in NINA’s project workforce, and to support NINA’s reduced scope of work, NRG expects to incur one-time costs, related to a contribution to NINA, which are not expected to exceed $20 million. These costs will be incurred, and expensed, primarily in the second quarter 2011.

NRG management will host an investor conference call on this topic at 5pm eastern today. You may listen in to the webcast from www.nrgenergy.com “Investors” page. Or you may dial 800.510.9836 or 617.614.3670 and use pass code: 79390802.

About NRG

NRG Energy, Inc. is a Fortune 500 and S&P 500 Index company that owns and operates one of the country’s largest and most diverse power generation portfolios. Headquartered in Princeton, NJ, the Company’s power plants provide 25,000 megawatts of generation capacity—enough to supply approximately 20 million homes. NRG’s retail businesses—Reliant Energy and Green Mountain Energy Company—serve more than 1.8 million residential, business, commercial and industrial customers. With major investments in solar and wind power, as well as electric vehicle infrastructure, NRG is working to help America transition to a clean energy economy. More information is available at www.nrgenergy.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include NRG’s expectations regarding the South Texas nuclear development project and forward-looking statements typically can be identified by the use of words such as “will,” “expect,” “believe,” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the failure to receive a loan guarantee from the U.S. Department of Energy or the inability to access other financing arrangements, and our ability to create and maintain successful partnering relationships.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

Contacts:

Media:	Investors:

Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

David Knox	Stefan Kimball
713.537.2130	609.524.4527

Lori Neuman	Erin Gilli
609.524.4525	609.524.4528